Exhibit 1

Rio de Janeiro, January 30, 2017.

BM&FBovespa S.A.—Securities, Commodities and Futures Exchange (BM&FBOVESPA—Bolsa de Valores, Mercadorias e Futuros)

Attn:    Nelson Barroso Ortega

            Superintendence of Corporate Monitoring

c/c.:

CVM—Brazilian Securities and Exchange Commission (CVM—Comissão de Valores Mobiliários)

At.:      Sr. Fernando Soares Vieira – Superintedent of Corporate Relations

            Sr. Francisco José Bastos Santos – Superintendent of Market and Intermediaries Relations

Re.: Official Letter 75/2017-SAE

Atypical share fluctuation

Dear Sirs,

In response to Official Letter 75/2017-SAE sent by BM&FBovespa (“Official Letter”), in which Oi S.A.—In Judicial Reorganization (“Company”) was questioned with respect to recorded fluctuations in the number of trades and the amounts traded of the company’s shares, the Company clarifies the following in the terms set forth below:

“January 27, 2017

75/2017-SAE

Oi S.A. – In Judicial Reorganization

Attn.: Sr. Ricardo Malavazi Martins

Investor Relations Officer

24.06.2014 10:24 [w00.11.HouseStyleBlank.docx]

Re.: Atypical share fluctuation

Dear Sir,

In light of the recent recorded fluctuations of the company’s shares, the quantity and volumes traded shown below, we request that you inform of any fact that, to your knowledge, may justify these fluctuations by January 30, 2017. The company’s response should be made, without prejudice to the sole paragraph of Article 6 of CVM Instruction No. 358/02, through the IPE System, Category: Notice to the Market, Type: Clarifications on CVM/Bovespa Consultations, and Subject: Atypical Securities Trades, which will result in the simultaneous transmission to Brazilian Securities, Commodities and Futures Exchange (Bolsa de Valores, Mercadorias e Futuros—BM&FBOVESPA) and the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários— CVM).

We emphasize the obligation, pursuant to the sole paragraph of Article 4 of CVM Instruction No. 358/02, to request information from the Company’s directors and controlling shareholders, to determine whether they have knowledge of information that should have been disclosed to the market.

Common Shares
Prices (R$ per share)
Date	Open	Low	High	Average	Close	Fluctuation in %	Number of Transactions	Quantity	Volume
01/13/2017	2.92	2.87	3.09	3.01	3.01	4.15	1,102	1,595,200	4,809,086.00
01/16/2017	3.09	3.05	3.25	3.15	3.22	6.97	791	1,088,700	3,429,176.00
01/17/2017	3.26	3.14	3.30	3.22	3.18	-1.24	2,835	1,381,500	4,445,853.00
01/18/2017	3.20	3.07	3.26	3.13	3.07	-3.45	1,230	792,500	2,479,375.00
01/19/2017	3.09	2.94	3.12	3.00	3.02	-1.62	1,247	910,000	2,733,109.00
01/20/2017	3.00	2.99	3.18	3.10	3.11	2.98	956	591,200	1,830,494.00
01/23/2017	3.10	3.07	3.15	3.10	3.11	0.00	651	427,400	1,324,208.00
01/24/2017	3.10	3.03	3.12	3.09	3.10	-0.32	493	601,900	1,860,145.00
01/26/2017	3.08	3.08	3.50	3.33	3.35	8.06	2,438	2,350,000	7,837,203.00
01/27/2017*	3.43	3.43	3.96	3.71	3.80	13.43	2,218	2,938,400	10,920,255.00

* As of 12:08 pm.

Preferred Shares
Prices (R$ per share)
Date	Open	Low	High	Average	Close	Fluctuation in %	Number of Transactions	Quantity	Volume
01/13/2017	2.54	2.48	2.60	2.56	2.55	1.19	3,247	5,653,000	14,479,005.00
01/16/2017	2.59	2.56	2.66	2.62	2.63	3.13	2,142	5,284,000	13,819,286.00
01/17/2017	2.65	2.56	2.69	2.63	2.61	-0.76	4,241	6,354,900	16,688,376.00
01/18/2017	2.60	2.48	2.65	2.54	2.50	-4.21	2,488	5,761,800	14,628,725.00
01/19/2017	2.51	2.43	2.53	2.47	2.48	-0.80	1,923	3,486,400	8,609,476.00
01/20/2017	2.47	2.45	2.57	2.51	2.53	2.01	1,652	2,903,100	7,299,471.00
01/23/2017	2.55	2.52	2.58	2.56	2.57	1.58	1,618	5,770,100	14,744,340.00
01/24/2017	2.56	2.52	2.57	2.55	2.55	-0.77	2,219	2,770,200	7,058,807.00
01/26/2017	2.56	2.54	2.68	2.63	2.64	3.52	2,660	7,485,100	19,661,592.00
01/27/2017*	2.67	2.67	3.22	2.97	3.15	19.31	5,157	14,900,700	44,369,607.00

Rua Humberto de Campos, 425 – 8th floor
Rio de Janeiro - CEP 22430-190	www.oi.com.br
State of Rio de Janeiro

* As of 12:08 pm.

The content of the above inquiry must be transcribed in the file to be sent before the company’s response.

We inform you that this request falls under the Cooperation Agreement signed between CVM and the BM&FBOVESPA on December 31, 2011, and non-compliance may subject the company to the possible application of fines by the Corporate Relations Superintendence of the CVM, subject to the terms of CVM Instruction No. 452/07.”

Sincerely,”

Oi clarifies that, in recent days, there have been news reports speculating about potential changes to the judicial reorganization plan presented by the Company on September 5, 2016 and the possible impacts of these changes. On such date, the Company disclosed a Notice to the Market, in response to BM&FBovespa S.A. Official Letter 73/2017-SAE/GAE 2, containing clarifications with respect to the matters mentioned in such news reports. Contrary to speculations, as of this date there is no definitive decision with respect to any change to the judicial reorganization plan.

Apart from the information disclosed in this Notice to the Market, Oi does not have knowledge of any fact that may justify the fluctuations addressed in the Official Letter.

Oi makes itself available for further clarifications.

Sincerely,

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer.

Rua Humberto de Campos, 425 – 8th floor
Rio de Janeiro - CEP 22430-190	www.oi.com.br
State of Rio de Janeiro